Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FIRST QUARTER
FISCAL 2014 EARNINGS OF $1.6 MILLION

•Total equity to assets of 25.3%
•Net loan recoveries for quarter
•Nonperforming non-covered assets at 0.64% of total non-covered assets
•Basic and diluted EPS of $0.07 for quarter

West Point, Georgia, January 30, 2014 — Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $1.6 million, or $0.07 per basic and diluted share, for the quarter ended December 31, 2013, compared with $2.3 million, or $0.12 per basic and diluted share, for the quarter ended December 31, 2012. The decrease in net income and earnings per share for the quarter was the result of lower net interest income and higher noninterest expense, partially offset by higher noninterest income.

The Company's total assets were $1.1 billion at December 31, 2013, a decrease of $9.5 million from September 30, 2013. Total stockholders' equity of $273.2 million remained relatively unchanged at December 31, 2013, compared to $273.8 million at September 30, 2013. Net non-covered loans grew $5.6 million, or 1.19%, to $476.5 million at December 31, 2013 from $470.9 million at September 30, 2013. At December 31, 2013, $100.1 million of net loans receivable were covered by FDIC loss sharing, down from $109.0 million at September 30, 2013.

Chairman and CEO Robert L. Johnson said, “In December our stockholders approved a stock repurchase program, which allowed the Company to commence the purchase of our stock near the end of the month. In just the final days of December we repurchased 114,500 shares for approximately $1.2 million, or $10.86 per share. We are pleased with our solid financial position, which affords us the ability to be able to repurchase shares at a discount to tangible book value, and believe that this use of capital, along with our quarterly dividend, provides excellent stockholder value.”

Mr. Johnson continued, “Overall loan growth remains a challenge. Although we increased net loans not covered by loss sharing $5.6 million since September 30, 2013 and $50.1 million from December 31, 2012, we ended the quarter with a net reduction of overall loan balance from September 30, 2013. With the purchase discount accretion reductions and limited opportunity for loan growth, we will continue to face significant near-term earnings challenges. However, longer term, we remain optimistic in our ability to improve earnings upon the movement of our cash, which is currently invested in Fed Funds, into loans.”

Exhibit 99.1

Total deposits were $737.7 million at December 31, 2013 compared with $751.3 million at September 30, 2013. Core deposits remained relatively unchanged from $475.4 million at September 30, 2013 to $474.4 million at December 31, 2013.

Net interest income decreased to $7.7 million for the quarter ended December 31, 2013, from $9.0 million for the quarter ended December 31, 2012. Total interest income decreased to $9.3 million for the quarter ended December 31, 2013, compared to $11.1 million for the same quarter last year primarily as a result of lower average yields on loans and a $1.1 million decrease in accretion income. Interest expense was lower at $1.5 million for the quarter ended December 31, 2013, compared with $2.1 million for the same quarter of 2012 primarily as a result of lower expenses on certificates of deposit and borrowings.

The net interest margin decreased to 3.29% for the quarter ended December 31, 2013, compared with 4.13% for the same quarter of 2012. Also included in the net interest margin was approximately 52 basis points of purchase discount accretion for the quarter ended December 31, 2013. The Company still has cash from its recent second step conversion completed in April 2013 that is invested in Fed Funds and thus provides an opportunity for earnings improvement as these funds can be deployed into loans.

The Company recorded a provision for loan losses of $300,000 on non-covered loans and $2,000 on covered loans for the quarter ended December 31, 2013, compared to provisions of $300,000 on non-covered loans and $95,000 on covered loans for the same quarter in 2012. Asset quality remained strong with nonperforming assets not covered by loss sharing agreements at 0.64% of total non-covered assets and the allowance for loan losses at 170.74% of nonperforming non-covered loans at December 31, 2013. The Company had net loan recoveries of $6,000 on non-covered loans for the three months ended December 31, 2013, compared to net loan charge-offs of $108,000 on non-covered loans for the same period in 2012.

The Company reevaluates estimated losses quarterly on covered loans and foreclosed properties and the related FDIC indemnification asset. The Company has two, five and eleven quarters, respectively, of loss sharing remaining on its three commercial loss share agreements resulting from its FDIC acquisitions. The Company is aggressively working to complete the resolution of the problem assets during the remaining loss share period. Due to uncertainty about the resolution of certain assets covered under the first agreement to expire, the Company recorded a $225,000 impairment of its indemnification asset this quarter bringing the impairment to a cumulative total of $867,000 at December 31, 2013. The discount accretion included in interest income relating to these assets acquired in the FDIC acquisitions was $1.2 million for the current quarter and $2.3 million in the same quarter in the prior year. There is $3.7 million of discount remaining to accrete into interest income over the remaining life of the loans with the accretion heavily weighted towards the early quarters.

Noninterest income increased to $4.1 million for the quarter ended December 31, 2013, compared with $3.2 million for the same quarter in 2012. Included in noninterest income was a true-up receipt from the completion and renegotiation of a processing contract of approximately $1.1 million. This increase in noninterest income was partially offset by the $225,000 impairment of the FDIC indemnification asset.

Noninterest expense increased to $9.2 million for the quarter ended December 31, 2013, compared to $8.3 million for the same quarter of 2012. The increase was primarily attributable to a $481,000 increase in the net cost of real estate owned and a $231,000 increase in legal and professional fees.

Mr. Johnson added, “We are very sensitive to the risk of reductions in our book value from rising interest rates. We are working diligently to maintain a neutral interest rate risk profile. We are managing our loans and securities portfolios to provide cash flow for reinvestment and limiting the duration of these portfolios. In addition, we are also limiting the size of our securities portfolio.”

Mr. Johnson concluded, “Our network of 16 branches serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build a valuable community bank footprint.”

Exhibit 99.1

Stock Repurchase Program Update

As announced on December 19, 2013, the Company's stockholders approved a stock repurchase program which is being used to fund grants of restricted stock under the Company's 2013 Equity Incentive Plan. During the first quarter of fiscal 2014, the Company repurchased 114,500 shares for approximately $1.2 million, or $10.86 per share. Under the repurchase program, the Company may repurchase up to 571,577 shares of its common stock.

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank. On April 8, 2013, Charter Financial completed its conversion and reorganization from the mutual holding company form of organization to the stock holding company form of organization. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 99.1

Charter Financial Corporation
Selected Financial Data (unaudited)
in thousands except share and per share data

	December 31,	September 30,	June 30,	December 31,
	2013	2013 (1)	2013	2012

Total Assets	$1,079,911	$1,089,406	$1,125,362	$1,034,074
Cash and Cash Equivalents	157,268	161,452	190,657	130,248
Loans Receivable, Net	576,567	579,854	564,293	575,638
Non-covered Loans Receivable, Net	476,467	470,863	443,581	426,370
Covered Loans Receivable, Net	100,100	108,991	120,712	149,268
Other Real Estate Owned	11,996	15,684	14,546	22,444
Non-covered Other Real Estate Owned	1,054	1,615	1,386	1,414
Covered Other Real Estate Owned	10,942	14,069	13,160	21,030
Securities Available for Sale	208,064	215,118	226,551	179,246
Core Deposits (2)	474,389	475,426	481,230	463,345
Retail Deposits (3)	732,654	745,900	761,602	775,371
Total Deposits	737,654	751,297	769,781	806,118
Borrowings	60,000	60,000	70,000	80,000
Total Stockholders’ Equity	273,164	273,778	279,131	143,989

Book Value per Share (4)	$11.88	$12.03	$12.27	$7.43
Tangible Book Value per Share (4)	$11.66	$11.81	$12.04	$7.16

Minority Shares Outstanding	—	—	—	7,911,531
Total Shares Outstanding – at Period End (4)	22,997,806	22,752,214	22,752,214	19,369,455
Weighted Average Total Shares Outstanding – Basic (4)	22,006,657	22,004,910	21,747,891	19,375,531
Weighted Average Total Shares Outstanding – Fully Diluted (4)	22,527,837	22,167,468	21,878,502	19,425,275
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(1)	Financial information as of September 30, 2013 has been derived from audited financial statements.

(2)	Core deposits include transaction accounts, money market accounts and savings accounts.

(3)	Retail deposits include Core Deposits and certificates of deposit excluding brokered and wholesale certificates of deposit.

(4)	Share and per share amounts have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471 on shares held by the public prior to April 8, 2013.

Exhibit 99.1

Charter Financial Corporation
Selected Operating Data (unaudited)
in thousands except share and per share data

	Three Months Ended
	December 31,		September 30,	June 30,
	2013	2012	2013	2013

Total Interest Income	$9,257	$11,052	$9,925	$10,654
Total Interest Expense	1,536	2,055	1,661	1,743
Net Interest Income	7,721	8,997	8,264	8,911
Provision for Loan Losses on Non-covered Loans	300	300	300	500
Provision (Credit) for Loan Losses on Covered Loans	2	95	(5)	42
Net Interest Income after Provision for Loan Losses	7,419	8,602	7,969	8,369
Noninterest Income	4,116	3,210	2,802	2,662
Noninterest Expense	9,200	8,325	9,469	8,763
Income before Income Taxes	2,335	3,487	1,302	2,268
Income Tax Expense	698	1,154	382	650
Net Income	$1,637	$2,333	$920	$1,618

Earnings per Share – Basic (1)	$0.07	$0.12	$0.04	$0.07
Earnings per Share – Fully Diluted (1)	0.07	0.12	0.04	0.07
Cash Dividends per Share	0.05	—	0.30	0.05

Net (Recoveries) Charge-offs – Legacy Loans	$(6)	$108	$492	$665
Deposit Fees	1,428	1,390	1,364	1,277
Bankcard fees	827	561	647	638
Gain on Sale of Loans	172	350	192	407
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(1)	Shares held by the public prior to April 8, 2013, have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471.

Exhibit 99.1

Charter Financial Corporation
Financial Ratios (unaudited)

	Three Months Ended
	December 31,		September 30,	June 30,
	2013	2012	2013	2013

Return on Equity (annualized)	2.39%	6.51%	1.32%	2.38%
Return on Assets (annualized)	0.60%	0.92%	0.33%	0.56%
Net Interest Margin (annualized)	3.29%	4.13%	3.44%	3.63%
Bank Core Capital Ratio	19.05%	12.30%	18.56%	17.94%
Bank Total Risk Based Capital	33.83%	20.06%	33.83%	34.62%
Effective Tax Rate	29.90%	33.10%	29.37%	28.64%

Ratios of Non-covered Assets:
Allowance for Loan Losses as a % of Total Loans	1.74%	1.92%	1.70%	1.85%
Allowance for Loan Losses as a % of Nonperforming Loans	170.74%	262.64%	280.32%	237.93%
Nonperforming Assets as a % of Total Loans and REO	1.24%	1.06%	0.94%	1.08%
Nonperforming Assets as a % of Total Assets	0.64%	0.53%	0.49%	0.52%
Net Charge-offs as a % of Average Loans (annualized)	—%	0.10%	0.43%	0.61%